NEWS RELEASE

PeopleSupport Announces Exercise of Underwriters’ Over-Allotment Option in
Connection with its Public Offering
LOS ANGELES, CA (November 13, 2006) — PeopleSupport, Inc. (Nasdaq: PSPT), a leading offshore business process outsourcing (BPO) provider, announced today that in connection with its previously announced public offering the underwriters have exercised in full their over-allotment option to purchase 630,000 shares of PeopleSupport common stock. With its primary offering of 4,200,000 shares, which priced on November 9, 2006, PeopleSupport will sell a total of 4,830,000 shares of common stock in the offering at a public offering price of $20.00 per share. The net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $90.8 million.
Credit Suisse Securities (USA) LLC and Cowen and Company, LLC, acted as joint-bookrunning managers for the offering, and JMP Securities LLC and Piper Jaffray & Co. acted as co-managers.
A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. The securities were offered by means of a prospectus included in the registration statement and an accompanying prospectus supplement. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the prospectus supplement can be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010. Tel: 212-325-2580 or from the offices of Cowen and Company, LLC, at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or through ADP by fax at (631) 254-7268.
About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and United States. A majority of PeopleSupport’s services are performed in the Philippines. Headquartered in Los Angeles, California, and with approximately 7,800 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel and hospitality, financial services, technology, telecommunications, consumer products, healthcare and insurance, law enforcement, entertainment and education. For more information, visit www.peoplesupport.com.

PeopleSupport Contact:
Peter Hargittay
Investor Relations and Corporate Marketing
T: 310.824.6182
F: 310.824.6299
phargittay@peoplesupport.com
www.peoplesupport.com